Peoples Financial Services Corp. Declares Dividend

The regular quarterly dividend of Peoples Financial Services Corp. (PFIS stock symbol) was increased to 17(cent) from 16(cent) at a recent Board of Directors meeting. The new dividend will be payable on February 15, 2001, to shareholders of record on January 31, 2001.

Total cash dividends paid in the year 2000 were $1,341,215.61 up 18.8% from 1999 when $1,129,062.03 were paid. Continued strong earnings for the company and its wholly owned subsidiary, Peoples National Bank, allow the company to share this growth with its stockholders.

Peoples National Bank is an independent community bank headquartered in Hallstead, PA with offices in the Hallstead Plaza, Hop Bottom, Susquehanna, and Montrose in Susquehanna County, and Nicholson, Tunkhannock, and Meshoppen in Wyoming County.